EXHIBIT 3.1.3

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

NEXX SYSTEMS, INC.

NEXX Systems, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Corporation filed its Certificate of Incorporation effective December 31, 2002, upon the filing of a Certificate of Conversion of NEXX Systems, LLC, formed in the State of Delaware on July 10, 2001 to NEXX Systems, Inc. Thereafter, the Certificate of Incorporation was amended on March 24, 2003, May 7, 2004, November 1, 2004, September 20, 2005, November 13, 2006, December 14, 2006, May 31, 2007, June 21, 2007, November 1, 2007, June 27, 2008, October 26, 2009, and February 10, 2010 and corrections were filed on May 25, 2004 and February 10, 2010.

2. The Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing to amend the Corporation’s Certificate of Incorporation to provide for a 1 to 10 reverse stock split, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor. The stockholders of the Corporation, on the recommendation of the Board, duly adopted resolutions by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, in which consent the necessary number of shares as required by statute were voted in favor of the amendment of the Corporation’s Certificate of Incorporation. The resolution setting forth the amendments is as follows:

“RESOLVED: That Section A of Article FOURTH of the Certificate of Incorporation of the Corporation be, and hereby is, amended by adding a new Subsection 5 to Section A of Article FOURTH to read as follows:

“5. Reverse Stock Split. Immediately upon the effectiveness of this Amendment to the Certificate of Incorporation, every ten (10) outstanding shares of Common Stock issued and outstanding or held in treasury of the Corporation will be, and hereby are, automatically reclassified and changed (without any further act) into one fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof; provided, however, that no fractional shares shall be issued in respect of any shares of Common Stock that are hereby changed into less than one full share of Common Stock to which the holder thereof would otherwise be entitled, but in lieu thereof, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Corporation’s Board of Directors.”

3. That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation to be signed by its President this 14th day of June, 2011.

NEXX SYSTEMS, INC.

By:	/s/ Thomas M. Walsh
Thomas M. Walsh
President and Chief Executive Officer

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